1MAGE SOFTWARE, INC.                                           Exhibit 11.1

CALCULATION OF PRIMARY EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
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
                                      1996           1995          1994
                                  ---------       ----------    ---------

NET INCOME(LOSS)                 $ (89,074)     $(1,313,724)   $  600,890
                                 ==========     ============   ==========

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING         2,054,632        1,911,731    1,767,014

   Add weighted average
      number of common stock
      equivalents (options)
      using the trading price             *                *       11,000
                                 ----------     ------------   ----------

   Total weighted average
      number of common shares
      outstanding used for
      per share calculation       2,054,632        1,911,731    1,778,014
                                ===========      ===========   ==========

FULLY DILUTED EARNINGS
   (LOSS) PER COMMON SHARE      $    (0.04)      $    (0.69)   $     0.34
                                ===========      ===========   ==========

* Anti-dilutive

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